Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – October 25, 2022

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2022:

•	Net earnings of $2.0 million or $0.57 per share, compared to $1.9 million or $0.53 per share in Q3 2021

•	Total revenue increased 15% from Q3 2021

•	Net interest income (tax-equivalent) increased 20% from Q3 2021

•	Provision for loan losses of $250 thousand, attributable to loan growth

•	Total loans increased $33.2 million, or 8% compared to June 30, 2022

•	Nonperforming assets were 0.03% of total assets at September 30, 2022

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.57 per share, for the third quarter of 2022, compared to $1.9 million, or $0.53 per share, for the third quarter of 2021. Net earnings for the first nine months of 2022 were $5.9 million, or $1.67 per share, compared to $6.2 million, or $1.74 per share, for the first nine months of 2021.

“The Company’s third quarter results reflect strong growth in total revenue driven by increased net interest income. The 20% increase in net interest income on a tax-equivalent basis, compared to the third quarter of 2021, was primarily due to improvement in net interest margin,” said Robert W. Dumas, Chairman, President and CEO.

“The Company experienced improved loan growth during the third quarter of 2022 as loans increased 8% compared to June 30, 2022. We also grew our unfunded loan commitments in the third quarter, which we expect to support funded loan growth in future quarters,” continued Mr. Dumas.

Total revenue increased approximately 15% in the third quarter of 2022, compared to the third quarter of 2021, primarily due to net interest income growth.

Net interest income (tax-equivalent) was $7.4 million for the third quarter of 2022, a 20% increase compared to $6.2 million for the third quarter of 2021. This increase was primarily due to recent increases in market interest rates, and also by loan growth. Since February of 2022, the Federal Reserve has increased the target federal funds range by 300 basis points. Further increases in the target federal funds rate are currently expected due to inflation above the Federal Reserve’s target. The Company’s net interest margin (tax-equivalent) was 3.00% in the third quarter of 2022 compared to 2.51% in the third quarter of 2021.

At September 30, 2022, the Company’s allowance for loan losses was $5.0 million, or 1.05% of total loans, compared to $4.9 million, or 1.08% of total loans, at December 31, 2021, and $5.1 million, or 1.13% of total loans, at September 30, 2021.

The Company recorded a provision for loan losses during the third quarter of 2022 of $0.3 million, compared to no provision for loan losses during the third quarter 2021. The provision for loan losses was primarily related to loan growth during the third quarter of 2022.

Noninterest income was $0.9 million in the third quarter of 2022, compared to $1.0 million in the third quarter of 2021. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.1 million as market interest rates on mortgage loans reduced mortgage originations.

Noninterest expense was $5.4 million in the third quarter of 2022, compared to $4.8 million for the third quarter of 2021. The increase in noninterest expense was primarily due to an increase in net occupancy and equipment expense of $0.3 million related to the Company’s new headquarters, which opened in June 2022, and other noninterest expenses of $0.2 million.

Income tax expense was $0.4 million for the third quarter of 2022 and 2021, respectively. The Company’s effective tax rate for the third quarter of 2022 was 17.78%, compared to 17.07% in the third quarter of 2021. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investment in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

At September 30, 2022, the Company’s consolidated stockholders’ equity was $59.8 million or $17.06 per share, compared to $103.7 million, or $29.46 per share, at December 31, 2021, and $104.9 million, or $29.73 per share, at September 30, 2021. The decrease from December 31, 2021 was primarily driven by an other comprehensive loss due to the change in unrealized gains/losses on securities available-for-sale, net of tax, in the first nine months of 2022, of $46.6 million. The increase in the unrealized loss on securities was primarily due to increases in market interest rates driven by changes in the Federal Reserve’s target federal funds rate. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes. At September 30, 2022, the Company’s equity to total assets ratio was 5.74%, compared to 9.39% at December 31, 2021, and 9.84% at September 30, 2021.

The Company paid cash dividends of $0.265 per share in the third quarter of 2022, an increase of 2% from the same period in 2021. The Company repurchased 24,133 shares since September 30, 2021, including 15,280 shares repurchased for $0.5 million in 2022. At September 30, 2022, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve tightening in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2021 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Results of Operations
Net interest income (a)	$7,360	$6,158	$20,034	$18,308
Less: tax-equivalent adjustment	117	117	339	355

Net interest income (GAAP)	7,243	6,041	19,695	17,953
Noninterest income	852	975	2,608	3,288

Total revenue	8,095	7,016	22,303	21,241
Provision for loan losses	250	—	—	(600)
Noninterest expense	5,415	4,755	15,374	14,361
Income tax expense	432	386	1,049	1,313

Net earnings	$1,998	$1,875	$5,880	$6,167

Per share data:
Basic and diluted net earnings:	$0.57	$0.53	$1.67	$1.74
Cash dividends declared	$0.265	$0.26	$0.795	$0.78
Weighted average shares outstanding:
Basic and diluted	3,507,318	3,536,320	3,513,068	3,552,387
Shares outstanding, at period end	3,505,355	3,529,338	3,505,355	3,529,338
Book value	$17.06	$29.73	$17.06	$29.73
Common stock price:
High	$29.02	$35.36	$34.49	$48.00
Low	23.02	33.25	23.02	33.25
Period-end:	23.02	33.80	23.02	33.80
To earnings ratio	10.46	x	14.57	x	10.46	x	14.57	x
To book value	135%	114%	135%	114%
Performance ratios:
Return on average equity (annualized)	10.35%	7.01%	8.76%	7.70%
Return on average assets (annualized)	0.75%	0.72%	0.72%	0.81%
Dividend payout ratio	46.49%	49.06%	47.60%	44.83%
Other financial data:
Net interest margin (a)	3.00%	2.51%	2.67%	2.59%
Effective income tax rate	17.78%	17.07%	15.14%	17.55%
Efficiency ratio (b)	65.94%	66.66%	67.90%	66.50%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$347	$486	$347	$486

Total nonperforming assets	$347	$486	$347	$486

Net recoveries	$—	$(12)	$(27)	$(101)

Allowance for loan losses as a % of:
Loans	1.05%	1.13%	1.05%	1.13%
Nonperforming loans	1,431%	1,053%	1,431%	1,053%

Nonperforming assets as a % of:
Loans and other real estate owned	0.07%	0.11%	0.07%	0.11%
Total assets	0.03%	0.05%	0.03%	0.05%
Nonperforming loans as a % of total loans	0.07%	0.11%	0.07%	0.11%
Annualized net recoveries as a % of average loans	—%	(0.01)%	(0.01)%	(0.03)%

Selected average balances:
Securities	$432,393	$395,529	$431,629	$373,203
Loans, net of unearned income	457,722	452,668	442,081	458,882
Total assets	1,069,973	1,040,985	1,092,216	1,009,131
Total deposits	987,614	927,368	996,900	895,342
Total stockholders’ equity	$77,191	$106,936	$89,544	$106,798
Selected period end balances:
Securities	$411,538	$407,474	$411,538	$407,474
Loans, net of unearned income	474,035	453,232	474,035	453,232
Allowance for loan losses	4,966	5,119	4,966	5,119
Total assets	1,042,559	1,065,871	1,042,559	1,065,871
Total deposits	977,938	954,971	977,938	954,971
Total stockholders’ equity	$59,793	$104,929	$59,793	$104,929

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net interest income, as reported (GAAP)	$7,243	$6,041	$19,695	$17,953
Tax-equivalent adjustment	117	117	339	355

Net interest income (tax-equivalent)	$7,360	$6,158	$20,034	$18,308